Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Post-Effective Amendment No. 2 to Registration Statement No. 333-02025 on Form S-8 and in Registration Statement No. 333-123528 on Form S-3 our reports dated March 16, 2009 relating to the consolidated financial statements and financial statement schedule of PHI, Inc. and its subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of PHI, Inc. for the year ended December 31, 2008.
DELOITTE & TOUCHE LLP
New Orleans, Louisiana
March 16, 2009